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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent


The Board of Directors and Stockholders of Mission Resources Corporation and
Subsidiaries:

We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Mission Resources Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations"; effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" and effective January 1, 2001, the Company adopted the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities."


/s/ KPMG LLP

Houston, Texas
March 24, 2004